As filed with the Securities and Exchange Commission on January 9, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HOSTESS BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-4168492 (I.R.S. Employer Identification Number)

1 East Armour Boulevard
Kansas City, Missouri 64111
(816) 701-4600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hostess Brands, Inc. 2016 Equity Incentive Plan
(Full title of the plan)

Jolyn Sebree
Senior Vice President, General Counsel
Hostess Brands, Inc.
1 East Armour Boulevard
Kansas City, Missouri 64111
(816) 701-4600
(816) 701-4730 (fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Howard A. Kenny
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)
Class A Common Stock, par value $0.0001 per share	7,150,000	$12.90	$92,235,000	$10,690

(1)
The shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”) of Hostess Brands, Inc. (the “Registrant”) being registered relate to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Shares of the Registrant which, as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration results in an increase in the number of the Registrant’s outstanding Class A Shares in accordance with the provisions of the Plan.

(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of Class A Shares on the Nasdaq Global Select Market on January 5, 2017.

(4)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001159.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 21, 2016 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC);

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 17, 2016;

•	The Registrant’s Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

•	The Registrant’s Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2016, filed with the SEC on August 9, 2016;

•	The Registrant’s Quarterly Report on Form 10-Q, for the fiscal quarter ended September 30, 2016, filed with the SEC on November 3, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on January 19, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on March 22, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on July 5, 2016 (other than those portions of such Current Report not deemed to be “filed” with the SEC);

•	The Registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on August 15, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on November 22, 2016;

•	The Registrant’s Current Report on Form 8-K filed with the SEC on January 10, 2017;

•
the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on August 11, 2015, including any amendment or report filed for the purpose of updating such description;

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Second Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

 Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit

4.1	Second Amended and Restated Certificate of Incorporation (1)
4.2	Amended and Restated Bylaws (1)
4.3	Hostess Brands, Inc. 2016 Equity Incentive Plan (1)
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
__________________

(1)	Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on November 9, 2016.

Item 9.    Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on January 9, 2017.

HOSTESS BRANDS, INC.

By	/s/ Thomas Peterson
Thomas Peterson Executive Vice President, Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Toler, Thomas Peterson, Jolyn Sebree and Michael Cramer and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Hostess Brands, Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2017.

Signature	Title

/s/ William Toler	President and Chief Executive Officer (principal executive officer)
William Toler
/s/ Thomas Peterson	Executive Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)
Thomas Peterson
/s/ C. Dean Metropoulos	Executive Chairman
C. Dean Metropoulos
/s/ Andrew Jhawar	Director
Andrew Jhawar
/s/ Mark Stone	Director
Mark Stone
/s/ Laurence Bodner	Director
Laurence Bodner
/s/ Neil P. DeFeo	Director
Neil P. DeFeo
/s/ Jerry D. Kaminski	Director
Jerry D. Kaminski
/s/ Craig D. Steeneck	Director
Craig D. Steeneck

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Second Amended and Restated Certificate of Incorporation (1)
4.2	Amended and Restated Bylaws (1)
4.3	Hostess Brands, Inc. 2016 Equity Incentive Plan (1)
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
__________________

(1)	Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the SEC on November 9, 2016.

Exhibit 5.1
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
January 9, 2017
Hostess Brands, Inc.
1 East Armour Boulevard
Kansas City, Missouri 64111

Re: Hostess Brands, Inc., Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Hostess Brands, Inc., a Delaware corporation (the “Registrant”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 7,150,000 shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (the “Class A Shares”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant, the Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Plan”), and such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Class A Shares have been duly authorized by the Registrant and, when issued by the Registrant and transferred to plan participants in accordance with the Plan, will be validly issued, fully paid and non-assessable.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law and reported judicial decision relating thereto.
We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hostess Brands, Inc. (fka Gores Holdings, Inc.):
We consent to the use of our report dated July 27, 2016, except as to Segment Reporting disclosed in Notes 1, 4, and 12, which is as of September 3, 2016, with respect to the consolidated balance sheets of Hostess Holdings, L.P. as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in partners’ equity (deficit), and cash flows for the years ended December 31, 2015 and 2014, and the period of February 6, 2013 to December 31, 2013, which report appears in the Gores Holdings, Inc. Definitive Proxy Statement on Schedule 14A dated October 21, 2016, incorporated herein by reference.
/s/ KPMG LLP
Kansas City, Missouri
January 9, 2017

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hostess Brands, Inc. (fka Gores Holdings, Inc.):
We consent to the use of our report dated March 15, 2016, with respect to the balance sheet of Gores Holdings, Inc. as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 1, 2015 (inception) through December 31, 2015, incorporated herein by reference.
/s/ KPMG LLP
Los Angeles, California
January 9, 2017